UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2007

Google Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway Mountain View, CA	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 253-0000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 13, 2007, Google Inc. (“Google” or the “Company”), a Delaware corporation, a wholly owned subsidiary of Google (“Sub”), and Click Holding Corp. (“DoubleClick”), a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Google will acquire DoubleClick by means of a merger of DoubleClick with and into Sub (the “Merger”), with DoubleClick continuing as the surviving corporation after the Merger.

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of DoubleClick, each share of DoubleClick common stock issued and outstanding immediately prior to the Effective Time will be converted into an amount in cash equal to the “Calculation Amount” divided by the total number of outstanding shares of DoubleClick common stock plus the total number of shares underlying outstanding options and stock appreciation rights for DoubleClick common stock (such quotient, the “Per Share Amount”). The “Calculation Amount” under the Merger Agreement is equal to $3.11 billion plus the cash and cash equivalents of DoubleClick and its subsidiaries plus the aggregate exercise price for outstanding options and stock appreciation rights for DoubleClick common stock minus unpaid third party expenses incurred by DoubleClick in connection with the Merger and minus all indebtedness for borrowed money of DoubleClick, in each case, as of the Effective Time.

At the Effective Time, each vested option and stock appreciation right for DoubleClick common stock will be cancelled in exchange for a cash payment equal to the number of shares of DoubleClick common stock underlying such option or stock appreciation right multiplied by the excess, if any, of the Per Share Amount over the strike price for such option or stock appreciation right. At the Effective Time, unvested options and stock appreciation rights will be converted into options to purchase Google Class A common stock with economic terms based upon the Per Share Amount in accordance with the Merger Agreement.

The completion of the Merger is subject to various customary conditions, including termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and receipt of certain foreign antitrust approvals and clearances. Google and DoubleClick have each agreed to take all actions necessary to obtain the requisite antitrust and other regulatory approvals, as further described in the Merger Agreement.

The Boards of Directors of Google and DoubleClick have each approved the Merger and the Merger Agreement. Subsequent to the execution of the Merger Agreement, holders of DoubleClick common stock acting by written consent adopted the Merger Agreement. No further vote of DoubleClick stockholders is required to consummate the Merger and no vote of Google stockholders is required to consummate the Merger.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Report as Exhibit 2.1 and incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Google or DoubleClick. In particular, the assertions embodied in the representations and warranties made by DoubleClick in the Merger Agreement are qualified by information in confidential disclosure schedules provided by DoubleClick to Google in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Google and DoubleClick rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Google or DoubleClick.

Item 8.01. Other Events.

On April 13, 2007, Google issued a press release announcing that it entered into a definitive agreement to acquire DoubleClick.

The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Google, Inc., Whopper Acquisition Corp. and Click Holding Corp., dated as of April 13, 2007

99.1	Press Release issued by Google Inc. dated April 13, 2007

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: April 18, 2007	By:	/s/ Eric Schmidt
	Name:	Eric Schmidt
	Title:	Chief Executive Officer

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Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Google, Inc., Whopper Acquisition Corp. and Click Holding Corp., dated as of April 13, 2007

99.1	Press Release issued by Google Inc. dated April 13, 2007